Exhibit 10.1.1
2015 Director Compensation Summary

Non-employee directors of PNM Resources, Inc. (the “Company”) receive their annual retainer in the form of cash and stock-based compensation as determined by the Company's Board of Directors (the “Board”). At the December 2014 Board meeting, the Board approved making the following changes to director compensation for 2015: increasing the annual cash retainer from $52,500 to $60,000, increasing the Finance Committee and Nominating and Governance Committee chair fees from $5,000 to $7,500, and increasing the market value of the annual award of restricted stock rights from $65,000 to $75,000. Thus, the 2015 annual retainer for non-employee directors is as follows:

Annual Retainer:	An annual cash retainer of $60,000 paid in quarterly installments and restricted stock rights* with a grant date market value of $75,000
Annual Presiding Lead Director Fee:	$20,000 paid in quarterly installments
Annual Committee Chair Fee:
$ 7,500 paid in quarterly installments (in addition to meeting attendance fees), except that the annual chair fee for the Audit and Ethics Committee and Compensation and Human Resources Committee is $10,000

Committee Meeting Attendance Fees:	$ 1,500 per Board Committee meeting

Directors are also reimbursed for any Board-related expenses, such as travel expenses incurred to attend Board and Board committee meetings and director educational programs. Further, directors are indemnified by the Company to the fullest extent permitted by law pursuant to the Company's bylaws and indemnification agreements between the Company and each director.

* The amount of the annual award of restricted stock rights is determined by dividing $75,000 by the closing price of the Company's stock on the New York Stock Exchange on the day of the grant. Restricted stock rights granted under the Company's Performance Equity Plan each vest in three equal annual installments beginning on the first anniversary of the grant date, subject to vesting acceleration upon retirement from the board. These awards are typically made at the annual meeting of directors, unless the meeting occurs during a black-out period for trading in the Company's securities as specified in the Company's Insider Trading Policy. As set forth under the Company's Equity Compensation Awards Policy, under those circumstances, the Board will either (a) schedule a special meeting after the expiration of the black-out period, (b) make awards pursuant to a unanimous written consent executed after the expiration of the black-out period, or (c) pre-approve the equity awards with an effective date after the expiration of the black-out period. The date of the awards is the date on which the Board approves the awards, unless (i) the approval date is a non-trading day, in which case the date is the immediately preceding trading date or (ii) in the case of pre-approval during a black-out period, in which case the grant date is the first trading date after the expiration of the black-out period.